Exhibit 99.1

Contact: Ed Garber, Director – Investor Relations, 1-207-556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Names Brian McKeon Executive Vice President and Chief Financial Officer

WESTBROOK, Maine, October 15, 2013—IDEXX Laboratories, Inc. (NASDAQ:IDXX), today announced the appointment of Brian McKeon to serve as the Company’s Executive Vice President and Chief Financial Officer, effective January 1, 2014. As Chief Financial Officer, McKeon will be a member of the Company’s senior executive leadership team and will have oversight of the finance and information technology functions. McKeon will report to Jonathan Ayers, Chairman, President and Chief Executive Officer of the Company.

“Brian’s management experience and demonstrated business acumen, as well as his financial skills and leadership, will be invaluable to IDEXX as we continue to grow and expand our global reach,” said Ayers. “Due to McKeon’s 10 years of experience serving as an IDEXX Board member, he has an in-depth knowledge of the Company, which will be a key advantage as he embarks on this important leadership position within the Company. I am absolutely delighted to have Brian join IDEXX’s management in this important role,” added Ayers.

“Knowing IDEXX for more than a decade as a Director, I am extraordinarily excited about the Company’s growth prospects, and greatly look forward to having the opportunity to contribute as a full time member of an excellent leadership team,” said McKeon.

McKeon will join the Company after having spent the past six years as Executive Vice President and Chief Financial Officer at Iron Mountain, where he has provided oversight for a broad range of areas, including financial reporting, treasury, investor relations, operations finance, financial planning and analysis, tax planning and compliance, strategic planning, mergers and acquisitions, legal and global service functions. Prior to joining Iron Mountain in April 2007, McKeon served as Executive Vice President and Chief Financial Officer at The Timberland Company, a position he held from March 2000 to April 2007. Prior to joining Timberland, he held several finance and strategic planning positions with PepsiCo, Inc., from 1991 to 2000, serving most recently as Vice President, Finance at Pepsi-Cola, North America. Prior to joining PepsiCo, McKeon worked as a strategy consultant with the Alliance Consulting group and as an auditor with Coopers & Lybrand. McKeon earned a B.S. from the University of Connecticut and received an M.B.A. from Harvard University.

McKeon has served as a member of the Board of Directors of the Company since July 2003. In his Board capacity, he served as Chair of the Audit Committee and as a member of the Compensation Committee. In connection with his appointment as Chief Financial Officer of the Company, McKeon has resigned as a member of the Company’s Audit Committee and Compensation Committee, effective October 11, 2013, and has resigned from the Board of Directors effective upon the commencement of his employment with the Company.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing livestock and poultry diagnostic tests and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 5,500 people and offers products to customers in more than 175 countries.

Note Regarding Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” and similar words and expressions. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov/, at various SEC reference facilities in the United States and via the Company’s website at www.idexx.com).